FOR IMMEDIATE RELEASE

R.G. BARRY/DEARFOAMS REPORTS STRONG 1ST QUARTER PERFORMANCE
Accessory Footwear Marketer’s Quarterly Earnings Jump 105%

PICKERINGTON, Ohio – Tuesday, November 3, 2009 – R.G. Barry Corporation (Nasdaq: DFZ), today said that its operating results for the first quarter of fiscal 2010 reflect increased retailer demand for the Company’s accessory footwear products and its return to a more traditional pattern of quarterly operating performance as compared to the first quarters of fiscal years 2008 and 2009.

For the quarter ended September 26, 2009, the Company reported:
•	A 105 percent net earnings increase to $2.3 million, or $0.21 per basic and diluted share, from $1.1 million, or $0.10 per basic share and diluted share, in the first quarter of fiscal 2009;
•
Net sales rose 14.9 percent to  $29.4 million as a result of a return to a more normalized shipping pattern following two years of uncharacteristic shifts in the timing of first quarter shipments to some retailers; and

•	Gross profit as a percent of sales of 41.7 percent, up from 39.6 percent reported in the first quarter of fiscal 2009.

The balance sheet continued to reflect the results of the Company’s overall performance:
•	Cash, cash equivalents and short-term investments were at $18.8 million up from $9.6 million one year ago;
•	Inventory of $23.7 million was down approximately 7.0 percent from $25.5 million at the end of the first quarter of fiscal 2009; and
•	Net shareholders’ equity rose to $48.2 million from $47.2 million in the comparable period last year.

Management Comments
“As today’s results indicate, our performance thus far in fiscal 2010 has exceeded our most optimistic expectations,” said Greg Tunney, President and Chief Executive Officer. “Early sell-through at retail has been very healthy, and we have not seen the order delays and cancellations so common to many retail sectors at this time of the year. Our model continues performing well despite the challenging retail landscape and uneven macro-economic environment.

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R.G. Barry Corporation • 13405 Yarmouth Road N.W., Pickerington, OH 43147 • 614.864.6400
www.rgbarry.com • www.dearfoams.com • www.terrasoles.com • www.superga-usa.com

Barry 1st Quarter – page 2

“Looking forward, we are excited about the upcoming holiday season and our anticipated performance for fiscal 2010. We are working closely with retailers to manage in-store inventory to ensure they have the appropriate mix of products to maximize their holiday sell-through over  the next eight weeks.  As the most productive period of our fiscal year, retail performance during the Christmas season remains critical to the Company’s annual success,” he said.

José Ibarra, Senior Vice President Finance and Chief Financial Officer, added, “Our strong first quarter profitability reflects our recovery from the contraction in the gross profit percentage that we experienced last year. The contraction resulted from higher product costs driven by increased oil prices and a lack of supplier capacity in China during our fiscal 2009 buying cycle. The reversal of these inflationary trends together with our continuing focus on cost management in our operating model, should allow us to operate at an annual gross profit rate of around 40 percent through this fiscal year and for the foreseeable future. Since the profitability of our year is primarily dependent on how well our products sell-through at retail during the Christmas selling season, we find today’s encouraging results to be an early indication of the upcoming holiday season’s potential for our business.”

Looking Ahead
Mr. Tunney continued, “We indicated last quarter that we were planning fiscal 2010 revenue relatively flat due to the uncertainty still swirling about the economy and some segments of retail. Based upon open orders, our performance at retail thus far and our expectation that our products will continue to sell-through at or above last year’s levels, we now expect to report modest annual revenue growth for our full fiscal year.”

Conference Call/Webcast Today
R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 11 a.m. Eastern time today. Management will discuss the Company's performance, its plans for the future and will accept questions from participants. The conference call is available at (800) 860-2442 in the U.S., (866) 605-3852 in Canada and +1 (412) 858-4600 internationally until five minutes before starting time. To listen via the Internet, simply log on at <http://www.videonewswire.com/event.asp?id=63082>.

Replays of the call will be available several hours after its completion. The audio replay can be accessed through Tuesday, Nov. 10, 2009, by calling (800) 642-1687 or (706) 645-9291 and using passcode 71174783. A written transcript and audio replay of the call will be posted for at least 12 months at <www.rgbarry.com> under the “Investor Room” tab.

About R.G. Barry Corporation
R.G. Barry Corporation, the Dearfoams® company, is one of the world’s leading developers and marketers of accessory footwear. Visit us online at <www.rgbarry.com> to learn more about our business.

Forward-Looking Statements
Some of the disclosures in this news release contain forward-looking statements that involve substantial risks and uncertainties.  You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “could,” “should,” “anticipate,” “believe,” “estimate,” or words with similar meanings.  Any statements that refer to projections of our future performance,

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Barry 1st Quarter – page 3

anticipated trends in our business and other characterizations of future events or circumstances are forward-looking statements.  These statements, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, are based upon our current plans and strategies and reflect our current assessment of the risks and uncertainties related to our business.  These risks could include, but are not limited to, things such as: our continuing ability to source products from third parties located outside North America; competitive cost pressures; the loss of retailer customers to competitors, consolidations, bankruptcies or liquidations; shifts in consumer preferences; the impact of the highly seasonal nature of our business upon our operations, including customer sell-through during the fall 2009 holiday season; inaccurate forecasting of consumer demand; difficulties liquidating excess inventory; disruption of our supply chain or distribution networks; and our investment of excess cash in certificates of deposit and other non-auction rate marketable securities. You should read this news release carefully, because the forward-looking statements contained in it (1) discuss our future expectations; (2) contain projections of our future results of operations or of our future financial condition; or (3) state other “forward-looking” information.  The risk factors described in this news release, Quarterly Report on Form 10-Q and in our other filings with the Securities and Exchange Commission, in particular “Item 1A. Risk Factors” of Part I of our Annual Report on Form 10-K for the fiscal year ended June 27, 2009 (the “2009 Form 10-K”), give examples of the types of uncertainties that may cause actual performance to differ materially from the expectations we describe in our forward-looking statements. If the events described in “Item 1A. Risk Factors” of Part I of our 2009 Form 10-K occur, they could have a material adverse effect on our business, operating results and financial condition.  You should also know that it is impossible to predict or identify all risks and uncertainties related to our business.  Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties.  Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events.  Any further disclosures in our filings with the Securities and Exchange Commission should also be considered.

Contact:
Roy Youst, Director Investor & Corp. Communications	614.729.7275
José G. Ibarra, Senior Vice President Finance/CFO	614.729-7270

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R.G. BARRY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except for per share data)

	Thirteen Weeks Ended
	(unaudited)	(unaudited)	% Increase
	Sept. 26, 2009	Sept. 27, 2008	Decrease
Net sales	$29,449	$25,630	14.9%
Cost of Sales	17,158	15,470	10.9%
Gross profit	12,291	10,160	21.0%

Gross profit (as percent of sales)	41.7%	39.6%

Selling, general and administrative expense	8,809	8,588	2.6%

Operating profit	3,482	1,572	121.5%

Interest income, net	148	145	2.1%

Income before income tax	3,630	1,717	111.4%

Income tax expense	1,365	612	123.0%

Net earnings	2,265	1,105	105.0%

Earnings per common share
Basic	$0.21	$0.10
Diluted	$0.21	$0.10

Average number of common shares outstanding
Basic	10,803	10,595
Diluted	10,948	10,749

 CONDENSED CONSOLIDATED BALANCE SHEET
 (in thousands of dollars)
	(unaudited)	(unaudited)	(audited)
	Sept. 26, 2009	Sept. 27, 2008	June 27, 2009

ASSETS
Cash & short term investments	$18,791	$9,572	$39,236
Accounts Receivable, net	24,499	21,693	9,503
Inventory	23,692	25,505	8,499
Prepaid expenses and other current assets	2,643	5,631	3,344
Total current assets	69,625	62,401	60,582

Net property, plant and equipment	3,686	3,747	3,743

Other assets	10,825	9,105	10,758
Total Assets	$84,136	$75,253	$75,083

LIABILITIES & SHAREHOLDERS' EQUITY
Short-term notes payable	1,840	2,284	1,840
Accounts payable	11,992	12,141	3,887
Other current liabilities	2,405	1,830	3,979
Total current liabilities	16,237	16,255	9,706

Long-term debt	75	167	97
Accrued retirement costs and other	19,609	11,606	19,372
Shareholders' equity, net	48,215	47,225	45,908
Total liabilities & shareholders' equity	$84,136	$75,253	$75,083